Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: April 26, 2012

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Media Relations

CONTACT: Christina Reitano

PHONE: 724-539-5708

KENNAMETAL ANNOUNCES RECORD THIRD QUARTER 2012 RESULTS

-	March quarter EPS of $0.93; includes $0.05 per share for acquisition related costs
-	EPS and ROIC are March quarter records
-	Deloro Stellite acquisition closed on March 1, 2012

LATROBE, Pa., (April 26, 2012) – Kennametal Inc. (NYSE: KMT) today reported fiscal 2012 third quarter earnings per diluted share (EPS) of $0.93 compared with prior year quarter reported EPS of $0.77. The current year EPS included acquisition related costs of $0.05 per share and the prior year EPS included restructuring and related charges of $0.06 per share.

Carlos Cardoso, Kennametal’s Chairman, President and Chief Executive Officer said, “The March quarter reflected ongoing global expansion which benefited many of our served end markets and geographies. Organic sales grew by 8 percent year over year, demonstrating the effectiveness of our strategies to continue to outperform industrial production and further gain market share. We achieved March quarter records in earnings per share and return on invested capital. Our profitability and returns remain at a high level; we are on track to achieve our milestone targets of 15 percent EBIT margin and 15 percent ROIC for fiscal year 2012, one year earlier than planned.”

Cardoso added, “During the March quarter, we also completed the closing of our recently announced acquisition of Deloro Stellite. This transaction reinforces our strategy of acquiring technologies that strengthen our core business and further diversify our mix of served end markets. As always, we remain committed to continuing to deliver shareowner value.”

Fiscal 2012 Third Quarter Key Developments

•

Sales were $696 million, compared with $615 million in the same quarter last year. Sales increased as a result of organic growth of 8 percent and the impacts of acquisition of 4 percent and more business days of 3 percent, partially offset by unfavorable foreign currency impacts of 2 percent.

•

Operating income was $103 million compared with $88 million in the same quarter last year. Operating income included acquisition related costs of $6 million. The prior year operating income included restructuring and related charges of $6 million. Operating income increased as a result of higher sales volume and price, partially offset by higher raw material costs.

•	Issued $300 million 10-year notes to refinance existing term notes maturing in June 2012.

•

Third quarter reported EPS were $0.93, compared with prior year quarter reported EPS of $0.77. The current year EPS included the impact of acquisition related charges of $0.05 per share and the prior year EPS included restructuring and related charges of $0.06 per share.

•	Adjusted ROIC was 16.9 percent as of March 31, 2012 and represented a March quarter record.

•

Cash flow from operating activities was $164 million for the nine months ended March 31, 2012, compared with $125 million in the prior year period. Net capital expenditures were $56 million and $25 million for the nine months ended March 31, 2012 and 2011, respectively. The company generated year to date free operating cash flow of $108 million compared with $100 million in the same period last year.

Segment Developments for the Fiscal 2012 Third Quarter

•

Industrial segment sales of $419 million increased by 7 percent from $392 million in the prior year quarter, driven by organic growth of 5 percent and the impact of more business days of 4 percent, partially offset by unfavorable foreign currency effects of 2 percent. On an organic basis, sales growth was led by aerospace and defense growth of 14 percent and general engineering growth of 7 percent while transportation end market sales remained at a relatively similar level as the prior year. On a regional basis, sales increased by approximately 12 percent in the Americas, 11 percent in Europe and were relatively flat in Asia due to strong comparisons from the prior year quarter.

•

Industrial segment operating income was $71 million compared with $54 million for the same quarter of the prior year. Industrial operating income included $2 million of restructuring and related charges in the prior year quarter. The primary drivers of the increase in operating income were higher sales volume and price, partially offset by higher raw material costs. Industrial adjusted operating margin increased to 17.0 percent from 14.3 percent in the prior year quarter.

•

Infrastructure segment sales of $278 million increased 25 percent from $223 million in the prior year quarter, driven by 13 percent organic growth, 10 percent growth from acquisition, and business days also favorably impacted sales by 3 percent, partially offset by unfavorable foreign currency effects of 1 percent. The organic increase was driven by 12 percent higher sales of energy and related products, as well as a 12 percent increase in demand for earthworks products. On a regional basis, sales increased by approximately 24 percent in Asia, 16 percent in Europe and 13 percent in the Americas.

•

Infrastructure segment operating income was $34 million, compared with $36 million in the same quarter of the prior year. Infrastructure operating income included $6 million of acquisition related costs in the current quarter and $1 million of restructuring and related charges in the prior year quarter. Operating income benefited from higher sales volume and price offset in part by higher raw material costs and acquisition related costs. Infrastructure adjusted operating margin was 15.1 percent compared to 16.5 percent in the prior year quarter.

Fiscal 2012 Year-to-Date Key Developments

•

Sales were $2.0 billion, compared with $1.7 billion in the same period last year. Sales increased as a result of organic growth of 13 percent, the impacts of more business days of 2 percent and acquisition of 1 percent, and a slightly favorable impact from foreign currency effects.

•

Operating income was $299 million compared with $207 million in the same period last year. Operating income was $222 million, absent restructuring and related charges, in the prior year period. Operating margin was 15.0 percent for the nine months ended March 31, 2012 and included $6 million of acquisition related costs, compared with operating margin of 12.1 percent for the same period last year, which included $15 million of restructuring and related charges.

•

Reported EPS were $2.72 compared with $1.72 in the prior year period. The current year EPS included acquisition related charges of $0.05 per share and the prior year EPS included restructuring and related charges of $0.15 per share.

Reconciliations of all non-GAAP financial measures are set forth in the attached tables, and the corresponding descriptions are contained in our report on Form 8-K to which this release is attached.

Outlook

Kennametal updated its fiscal 2012 organic sales growth guidance to a range of 10 percent to 11 percent from a range of 10 percent to 12 percent. Increased total sales growth guidance to a range of 16 percent to 17 percent from its previous estimate of 10 percent to 12 percent due to the acquisition of Deloro Stellite (Stellite). Foreign currency impacts are expected to be negligible in fiscal 2012. The company also updated its EPS guidance for fiscal 2012 to the range $3.80 to $3.90 per share from its previous range of $3.70 to $3.90 per share. The company continues to expect global economic conditions and worldwide industrial production to reflect moderate expansion, with the manufacturing sector leading the recovery.

The acquisition of Stellite is expected to impact EPS by approximately ($0.10) in fiscal 2012, including acquisition related costs. This impact from Stellite has not been reflected in Kennametal’s current EPS guidance.

Cash flow from operations is now expected to be in the range of $300 million to $310 million for fiscal 2012. Based on capital expenditures of approximately $100 million, the company expects to generate between $200 million to $210 million of free operating cash flow for the full fiscal year.

Dividend Declared

Kennametal also announced that its Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend is payable May 23, 2012 to shareowners of record as of the close of business on May 8, 2012.

Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.

Third quarter results for fiscal 2012 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through May 25, 2012.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2012 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; and implementation of environmental remediation matters. Many of these risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2011, customers bought approximately $2.4 billion of Kennametal products and services – delivered by our approximately 12,000 talented employees doing business in more than 60 countries – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com.

FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2012	2011	2012	2011
Sales	$696,411	$614,830	$1,997,030	$1,709,756
Cost of goods sold	449,965	384,849	1,267,638	1,091,010

Gross profit	246,446	229,981	729,392	618,746
Operating expense	138,904	138,322	419,459	395,447
Restructuring charges	—	1,046	—	7,697
Amortization of intangibles	4,250	2,836	10,982	8,696

Operating income	103,292	87,777	298,951	206,906
Interest expense	8,003	5,767	18,746	17,294
Other (income) expense, net	(486)	1,413	(1,169)	3,071

Income before income taxes	95,775	80,597	281,374	186,541
Provision for income taxes	19,538	15,394	57,093	41,092

Net income	76,237	65,203	224,281	145,449
Less: Net income attributable to noncontrolling interests	738	520	3,099	2,376

Net income attributable to Kennametal	$75,499	$64,683	$221,182	$143,073

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREOWNERS
Basic earnings per share	$0.94	$0.79	$2.76	$1.74

Diluted earnings per share	$0.93	$0.77	$2.72	$1.72

Dividends per share	$0.14	$0.12	$0.40	$0.36

Basic weighted average shares outstanding	80,110	82,138	80,179	82,144

Diluted weighted average shares outstanding	81,535	83,495	81,434	83,164

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2012	June 30, 2011
ASSETS
Cash and cash equivalents	$125,549	$204,565
Accounts receivable, net	481,821	447,835
Inventories	630,870	519,973
Other current assets	109,203	115,212

Total current assets	1,347,443	1,287,585
Property, plant and equipment, net	739,659	697,062
Goodwill and other intangible assets, net	986,271	663,607
Other assets	125,201	106,215

Total assets	$3,198,574	$2,754,469

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$334,412	$310,963
Accounts payable	223,656	222,678
Other current liabilities	296,141	307,880

Total current liabilities	854,209	841,521
Long-term debt and capital leases	306,459	1,919
Other liabilities	292,207	252,388

Total liabilities	1,452,875	1,095,828

KENNAMETAL SHAREOWNERS’ EQUITY	1,719,236	1,638,072
NONCONTROLLING INTERESTS	26,463	20,569

Total liabilities and equity	$3,198,574	$2,754,469

SEGMENT DATA (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2012	2011	2012	2011
Outside Sales :
Industrial	$418,554	$391,763	$1,246,261	$1,091,560
Infrastructure	277,857	223,067	750,769	618,196

Total outside sales	$696,411	$614,830	$1,997,030	$1,709,756

Sales By Geographic Region:
United States	$306,514	$267,903	$865,837	$742,503
International	389,897	346,927	1,131,193	967,253

Total sales by geographic region	$696,411	$614,830	$1,997,030	$1,709,756

Operating Income :
Industrial	$71,195	$54,145	$206,778	$132,410
Infrastructure	34,060	35,639	99,927	83,708
Corporate(1)	(1,963)	(2,007)	(7,754)	(9,212)

Total operating income	$103,292	$87,777	$298,951	$206,906

(1)	Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including, sales, operating income and margin, Industrial operating income and margin, Infrastructure sales, operating income and margin, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.

Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED MARCH 31, 2012 (UNAUDITED)
(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating Income
2012 Reported Results	$418,554	$71,195	$277,857	$34,060
2012 Reported Operating Margin		17.0%		12.3%
Acquisition impact	—	—	22,558	4,608

2012 Adjusted Results	$418,554	$71,195	$255,299	$38,668

2012 Adjusted Operating Margin		17.0%		15.1%

THREE MONTHS ENDED MARCH 31, 2011 (UNAUDITED)
(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating Income
2011 Reported Results	$391,763	$54,145	$223,067	$35,639
2011 Reported Operating Margin		13.8%		16.0%
Restructuring and related charges	—	1,872	—	1,260

2011 Adjusted Results	$391,763	$56,017	$223,067	$36,899

2011 Adjusted Operating Margin		14.3%		16.5%

FREE OPERATING CASH FLOW (UNAUDITED)	Nine Months Ended March 31,
(in thousands)	2012	2011
Net cash flow provided by operating activities	$164,236	$125,025
Purchases of property, plant and equipment	(60,657)	(33,348)
Proceeds from disposals of property, plant and equipment	4,397	8,063

Free operating cash flow	$107,976	$99,740

RETURN ON INVESTED CAPITAL (UNAUDITED)

March 31, 2012 (in thousands, except percents)

Invested Capital	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011	Average
Debt	$640,871	$307,938	$312,721	$312,882	$316,843	$378,251
Total equity	1,745,699	1,630,174	1,588,745	1,658,641	1,562,387	1,637,129

Total	$2,386,570	$1,938,112	$1,901,466	$1,971,523	$1,879,230	$2,015,381

	Three Months Ended
Interest Expense		3/31/2012	12/31/2011	9/30/2011	6/30/2011	Total
Interest expense		$8,003	$5,256	$5,487	$5,466	$24,212

Income tax benefit						4,915

Total interest expense, net of tax						$19,297

Total Income		3/31/2012	12/31/2011	9/30/2011	6/30/2011	Total
Net income attributable to Kennametal, as reported		$75,499	$73,697	$71,986	$86,655	$307,837
Acquisition related charges		4,737	—	—	—	4,737
Restructuring and related charges		—	—	—	5,588	5,588
Noncontrolling interest		738	774	1,587	174	3,273

Total income, adjusted		$80,974	$74,471	$73,573	$92,417	$321,435

Total interest expense, net of tax						19,297

						$340,732
Average invested capital						$2,015,381

Adjusted Return on Invested Capital						16.9%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$307,837
Total interest expense, net of tax						19,297

						$327,134
Average invested capital						$2,015,381

Return on Invested Capital						16.2%